Exhibit 99.1



Contact:          John B. Williamson, III
                  Chairman, President and CEO
Telephone:        (540) 777-3810

FOR IMMEDIATE RELEASE


                    RGC RESOURCES, INC. SELLS PROPANE ASSETS
                            DECLARES SPECIAL DIVIDEND

ROANOKE, VA. (JULY 12, 2004)--Today RGC Resources, Inc. (Nasdaq: RGCO) announced that its subsidiary, Diversified Energy Company, d/b/a Highland Propane Company, has sold its propane assets to Inergy Propane, L.L.C., the operating subsidiary of Inergy, L.P. (Nasdaq: NRGY), for approximately $28 million in cash. The Company also announced the declaration of a special dividend of $4.50 per share for shareholders of record on September 30, 2004, payable on December 8, 2004.

     The Company's CEO, John B. Williamson, III, stated that "this transaction provides the Company with additional capital to retire debt and to grow and enhance our natural gas distribution operations in addition to providing a return to our shareholders." He also stated that "I am very pleased that Inergy has hired all of our Highland Propane employees, demonstrating a commitment to continued excellent customer and community service. This is a win-win situation for our local communities as well. Not only will we increase the level of investment in our natural gas operations, but the Roanoke area will be home to a division of one of the ten largest and fastest growing propane distributors in the country."

     RGC Resources, Inc. provides energy products and services to customers in Virginia and West Virginia through its operating subsidiaries including Roanoke Gas Company, Bluefield Gas Company, Diversified Energy Company, and RGC Ventures of Virginia, Inc.

     From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements.